UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Habersham Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 17, 2008
PROXY STATEMENT
INTRODUCTION
OWNERSHIP OF STOCK
PROPOSAL 1: TO AMEND ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK
PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING IF NECESSARY
ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
Appendix A
Appendix B
HABERSHAM BANCORP PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 17, 2008

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
(706) 778-1000
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 17, 2008
To the Shareholders of Habersham Bancorp:
     The special meeting of shareholders of Habersham Bancorp (the “Company”) will be held on December 17, 2008, at 4:00 p.m., in the Central Office of Habersham Bank at 282 Historic Highway 441 North, Cornelia, Georgia, for the following purposes:
(1)	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)	To grant management of the Company the authority to adjourn the special meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting.

(3)	To transact any other business that may properly come before the meeting or any adjournment.
     November 17, 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
     Please mark, date, sign, and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.
By Order of the Board of Directors,
David D. Stovall
President and Chief Executive Officer
November 28, 2008

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
PROXY STATEMENT

INTRODUCTION
Time and Place of the Meeting
     The Company’s Board of Directors (the “Board”) is furnishing this Proxy Statement to solicit proxies for use at the special meeting of shareholders to be held on December 17, 2008, at 4:00 p.m., in the Central Office of Habersham Bank (the “Bank”) at 282 Historic Highway 441 North, Cornelia, Georgia, and at any adjournment of the meeting.
Procedures for Voting by Proxy
     If you properly sign, return, and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the proposed amendment (the “Amendment Proposal”) to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), FOR the proposal to authorize management to adjourn the meeting to a later date if necessary (the “Adjournment Proposal”) and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless it is marked specifically FOR the Adjournment Proposal. You can revoke your proxy by delivering to Edward D. Ariail at the Company’s Central Office either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Record Date and Mailing Date
     The close of business on November 17, 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about November 28, 2008.
Number of Shares Outstanding
     As of the close of business on the record date, the Company had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 2,818,593 shares were issued and outstanding. Each issued share is entitled to one vote on matters to be presented at the meeting.

Requirements for Shareholder Approval
     A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker “non-votes,” which are described below, in determining whether a quorum exists.
     Adopting the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast on the proposal. Approval of the Adjournment Proposal or any other matter properly presented for shareholder approval requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the meeting. If, however, any matter (other than the Amendment Proposal, the Adjournment Proposal or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.
     Abstentions and “broker non-votes” resulting from a broker’s inability to vote a client’s shares on non-discretionary matters will have the effect of negative votes on the Amendment Proposal because that proposal must receive the affirmative vote of a majority of the votes entitled to be cast in order to be approved. Abstentions and “broker non-votes” will not affect the approval of the Adjournment Proposal or, to our knowledge, any other proposals that may be brought before the meeting.
Expenses and Solicitation of Proxies
     The Company will pay the expenses of soliciting proxies for this Special Meeting of Shareholders. The Company has retained InvestorCom to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers, and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram, or personal interview. They will receive no compensation in addition to their regular salaries for these activities. The Company will direct brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the common stock that these institutions hold of record, and, upon request, will reimburse them for their reasonable out-of-pocket expenses.
OWNERSHIP OF STOCK
Principal Shareholders
     On October 31, 2008, the Company had approximately 497 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company’s outstanding shares of common stock as of that date. According to rules adopted by the Securities and Exchange Commission, a “beneficial owner” of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
John Robert Arrendale 200 Hillcrest Heights Cornelia, Georgia 30531	170,072		6.0%

Thomas A. Arrendale, III P. O. Box 558 Baldwin, Georgia 30511	1,035,160	(1)(2)	36.6%

Cyndae Arrendale Bussey P. O. Box 558 Baldwin, Georgia 30511	515,776	(1)	18.3%

David D. Stovall P. O. Box 1980 Highway 441 North Cornelia, Georgia 30531	149,805	(3)	5.2%

Footnotes

(1)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(2)	Includes 10,000 shares subject to exercisable options.

(3)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 45,000 shares subject to exercisable options. Excludes 10,655 shares (as of the latest available valuation of December 31, 2007) held in Mr. Stovall’s account in the Company’s 401(k) Savings Investment Plan Trust (the “Savings Plan”), as to which Mr. Stovall has no voting or investment power.

Stock Owned by Management
     The following table lists the number and percentage ownership of shares of common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table contained elsewhere in this Proxy Statement (each a “Named Executive Officer”), and all directors and executive officers as a group as of October 31, 2008. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the option(s) issued to the individual or to members of the group, as applicable, identified in the table.

	Number of Shares		Percentage
Name	Beneficially Owned		of Total
Directors and Director Nominees:

Edward D. Ariail(1)	66,562	(2)	2.3%
Thomas A. Arrendale, III	1,035,160	(3)(4)	36.6%
Ben F. Cheek, III	5,000	(5)	*
Michael C. Martin	36,864	(3)(6)	1.3%
Michael L. Owen	14,374	(5)(7)	*
James A. Stapleton, Jr.	17,072	(3)(8)	*
David D. Stovall (1)	149,805	(9)	5.2%
Calvin R. Wilbanks	25,117	(3)(10)	*

Named Executive Officers who are not Directors:

Bonnie C. Bowling	31,600	(11)	1.1%

All Directors, Director Nominees and Current Executive Officers as a Group (10 persons):	1,393,219	(12)	46.9%

Footnotes

(*)	Indicates less than 1%.

(1)	Messrs. Ariail and Stovall are also executive officers of the Company.

(2)	Includes 39,166 shares owned of record by Mr. Ariail jointly with his wife, 350 shares owned of record by Mr. Ariail jointly with his wife and daughters, and 26,000 shares subject to exercisable options. Excludes 7,699 shares (as of the latest available valuation of December 31, 2007) held in Mr. Ariail’s account in the Savings Plan, as to which Mr. Ariail has no voting or investment power. Mr. Ariail has pledged 39,166 shares, which are held in a margin account with Merrill Lynch.

(3)	Includes 10,000 shares subject to exercisable options.

(4)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(5)	Includes 5,000 shares subject to exercisable options.

(6)	Includes 591 shares owned of record by Mr. Martin jointly with his children. Mr. Martin has pledged 21,356 shares to secure a line of credit with Habersham Bank.

(7)	Includes 4,374 shares owned of record by Mr. Owen’s jointly with his wife.

(8)	Mr. Stapleton owns 450 of the indicated shares jointly with his children.

(9)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 45,000 shares subject to exercisable options. Excludes 10,655 shares (as of the latest available valuation of December 31, 2007) held in Mr. Stovall’s account in the Savings Plan as to which Mr. Stovall has no voting or investment power.

(10)	Mr. Wilbanks owns 9,542 shares held jointly with his wife and includes 4,325 shares held of record by his wife.

(11)	Includes 26,000 shares subject to exercisable options. Excludes 2,508 shares (as of the latest available valuation of December 31, 2007) held in Ms. Bowling’s account in the Savings Plan, as to which Ms. Bowling has no voting or investment power.

(12)	Also includes shares and exercisable options held by Annette Banks, an executive officer who is not a Named Executive Officer. Of the indicated shares, 150,000 shares are subject to exercisable options. Excludes 21,131 shares (as of the latest available valuation of September 30, 2008) held in accounts for the benefit of the Company’s executive officers under the Savings Plan, as to which participants have no voting or investment power.

PROPOSAL 1: TO AMEND ARTICLES OF INCORPORATION TO
AUTHORIZE PREFERRED STOCK
     The Board has approved, subject to receiving shareholder approval, an amendment to the Company’s Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”). A copy of the amendment is set forth in Appendix A to this proxy statement. The Articles of Incorporation currently authorize only 10,000,000 shares of common stock, $1.00 par value. The amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series.
     Provisions in a Company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into of securities of the Company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the Articles of Incorporation, and (i) any other preference, limitations, or rights that are permitted by law.
     The Board believes that authorization of the Preferred Stock in the manner proposed is in the best interests of the Company and its shareholders. Authorization of the Preferred Stock will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.
     The Board believes that the flexibility to issue Preferred Stock can enhance the Board’s arm’s-length bargaining capability on behalf of the Company’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult. See “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”
     The rights of the holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on the Company’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of common stock. To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.
     The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the “Treasury”) in connection with the Treasury’s recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below and the possible issuance of Preferred Stock to a private investor described below, either together with or separate from any issuances under the TARP Capital Purchase Program. Whether the Company will ultimately participate in the TARP Capital Purchase Program has not yet been determined, but the Company has described the terms of the series of Preferred Stock that would be issuable in the event of its participation. Following that description, the Company has included a brief description of the potential issuance of Preferred Stock to a private investor.
The TARP Capital Purchase Program
     On October 14, 2008, the U.S. Department of the Treasury announced the TARP Capital Purchase Program. This program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The TARP Capital Purchase program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
     Under the TARP Capital Purchase program, the Treasury will purchase senior preferred shares of senior preferred stock from banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares. The senior preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The senior preferred shares will be non-voting, but will have voting rights on matters that could adversely affect the shares. The shares will be callable at 100% of the issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. Treasury’s consent will be required for any increase in common dividends per share or certain equity repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the preferred stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the preferred stock to third parties.
     If the Company participates in the TARP Capital Purchase Program, the Company must issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15% of the senior preferred stock purchased by the Treasury. The exercise price of the warrants will be the market price of the Company’s common stock on the date Treasury approves the Company’s participation in the Program, calculated on a 20-trading day trailing average. The warrants are exercisable on a cashless basis unless the Company agrees otherwise, with the holder receiving the number of shares representing the difference between the number of shares subject to the warrant and the number of shares representing the value of the exercise price. If the Company were to sell the maximum amount of preferred stock authorized under the Capital Purchase Program, the Company estimates that it would issue warrants to purchase approximately 266,129 shares of common stock. The amount of dilution will depend on the actual amount of capital received and on the average price of the Company’s stock for the 20-day period prior to Treasury approval.
     Also, if the Company participates in the Program, the Company must adopt the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under this Program. To ensure compliance with these standards, the Company plans to enter into agreements with its senior executive officers who would be subject to these standards within the time frame prescribed by the Treasury for the Capital Purchase Program. The agreements would document each executive’s agreement to, among other things, “clawback” provisions relating to the repayment of incentive compensation based on materially inaccurate financial statements or performance metrics and limitations on certain post-termination “parachute” payments. The Company anticipates that its senior executive officers will execute such agreements in the event the Company’s participation in the Capital Purchase Program is approved.
     See Appendix B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.
     The minimum subscription amount available to a participating institution is 1% of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3% of risk-weighted assets. For the Company, the minimum amount would be approximately $4 million and the maximum amount would be approximately $11 million. The Company plans to use any capital it receives under the TARP Capital Purchase Program to fund prudent, diversified loan growth in its markets and strengthen its capital position. For a description of the potential effect of the issuance of senior preferred stock under the TARP Capital Purchase Plan on the Company’s capital ratios, either alone or in combination with the issuance of the Non-Cumulative Preferred as described below, see “Pro Forma Capital Effects of Preferred Stock Issuance” below.
Potential Private Issuance of Preferred Stock
     In addition to such Preferred Stock as may be issued under the Capital Purchase Program, and regardless of whether the Company ultimately participates in such Program, the Company is contemplating the issuance of $10 million of Tier 1 capital in the form of non-cumulative perpetual preferred stock (the “Non-Cumulative Preferred”) to a private accredited investor. The Company plans to use the proceeds of this issuance to increase its loan loss reserve and strengthen its capital position. For a description of the potential effect of the issuance of the Non-Cumulative Preferred on the Company’s capital ratios, either alone or in combination with senior preferred stock under the TARP Capital Purchase Program, see “Pro Forma Capital Effects of Preferred Stock issuance” below.
     The Company anticipates that the Non-Cumulative Preferred will have a par value and liquidation preference of $1,000 per share, which would result in the issuance of 10,000 shares for aggregate proceeds of $10.0 million. It will rank pari passu with any senior preferred stock issued under the TARP Capital Purchase Program, be non-voting except to the extent required by applicable law, and pay a 6% non-cumulative dividend on a quarterly basis. Subject to the rights of any senior preferred stock issued under the TARP Capital Purchase Program, the Non-Cumulative Preferred will generally be redeemable by the Company at any time.
     The Company has not yet finalized the terms of the Non-Cumulative Preferred, and although it believes it will issue the Non-Cumulative Preferred on the material terms set forth above, no assurance can be given that it will issue the Non-Cumulative Preferred or any other shares of Preferred Stock on the terms described herein or at all. Management anticipates that if this transaction is consummated, it will close during the fourth quarter of 2008, subject to prior shareholder approval of the amendment to the Company’s articles of incorporation authorizing Preferred Stock described above.
Pro Forma Capital Effects of Preferred Stock Issuance
     The issuance of senior preferred stock to the Treasury under the TARP Capital Purchase Program and/or the issuance of the Non-Cumulative Preferred as described above would increase the Company’s capital ratios. The following table shows the Company’s capital ratios as of September 30, 2008 and pro forma for the effects described below, assuming that the proceeds of the Non-Cumulative Preferred are applied to increase the Company’s loan loss reserve and the remainder of the proceeds, if any, are used to fund prudent, diversified loan growth and to further strengthen the Company’s capital position.
     Minimum regulatory standards for “well capitalized” status are a Tier 1 Leverage Ratio of 6%, a Tier 1 Risk-Based Capital Ratio of 8% and a Total Risk-Based Capital Ratio of 10%. As is evidenced by the foregoing table, the Company was “well capitalized” under regulatory guidelines at September 30, 2008, and its capital position would be further strengthened by the potential issuances of Preferred Stock under the scenarios described above.

		Pro Forma as of September 30, 2008, Assuming:
		Non-Cumulative	TARP Capital		Non-Cumulative Preferred
		Preferred Alone	Alone		and TARP Capital
	Actual as of		1%	3%	1%	3%
	September 30, 2008	$10.0 million	Minimum	Maximum	Minimum	Maximum
Tier 1 Leverage Ratio	9.06%	9.55%	9.78%	11.18%	10.25%	11.61%

Tier 1 Risk-Based Ratio	11.34%	12.28%	12.42%	14.42%	13.28%	15.27%

Total Risk-Based Ratio	12.29%	13.54%	13.67%	15.67%	14.54%	16.53%
Vote Required for Approval
     Adoption of the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast at the meeting.
The Board recommends that shareholders vote FOR the Amendment Proposal.

PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY
     If the number of shares of common stock present or represented at the special meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, the Company’s management may move to adjourn the meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal, but not the Amendment Proposal.
     In this proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the special meeting and any later adjournment under the circumstances described above. If the shareholders approve this proposal, management could adjourn the special meeting (and any adjourned section of the special meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against such proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the special meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.
     The Board believes that if the number of shares of common stock present or represented at the special meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of the Company’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.
Vote Required for Approval
     Adoption of the Adjournment Proposal requires that more votes be cast in favor of the proposal than against it at the meeting.
The Board recommends that shareholders vote FOR the Adjournment Proposal.

ANTI-TAKEOVER PROVISIONS OF THE
ARTICLES OF INCORPORATION AND BYLAWS
     The Company’s Articles of Incorporation and Bylaws state that a director may be removed from office (i) without cause only upon the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of common stock, and (ii) with cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. The 2/3 vote for removal without cause could make it more difficult for an acquirer to unseat a majority of our board in connection with its acquisition of a block of our stock.
     Additionally, the Articles of Incorporation require the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of common stock entitled to vote on the matter to approve (i) any merger of the Company with or into any other entity or (ii) any sale, lease, exchange or other disposition of all or substantially all of the Company’s assets, if the other party to the transaction is the beneficial owner of at least 5% of the issued and outstanding shares of common stock entitled to vote in an election of directors. This requirement will not apply if 2/3 of the Company’s directors approved the transaction before the other party became the beneficial owner of more than 5% of the outstanding shares of common stock or before consummation of the transaction. Transactions between the Company and any majority owned subsidiary are also exempt from this requirement. This provision would make it more difficult for an acquirer to engage in a hostile takeover of the Company.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
     In order for a shareholder proposal to be included in the Company’s proxy statement for its next annual meeting of shareholders, the proposal must be received at least 120 calendar days prior to the one-year anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. As a result, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than November 30, 2008 to be included in the 2008 proxy materials. In addition, if the Company does not have notice of a shareholder proposal for the annual meeting of shareholders at least 45 days before the one-year anniversary of the date the Company’s proxy statement was released to shareholders for the previous year’s annual meeting, proxies solicited by the Company’s management will confer discretionary authority upon management to vote upon any such matter.
     Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering the writing to the Corporate Secretary of the Company at the address of the Company’s principal office at 282 Historic Highway 441 North, P. O. Box 1980, Cornelia, Georgia 30531. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Appendix A
AMENDMENT
TO
THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HABERSHAM BANCORP
The following new Article 5B is inserted in the Articles of Incorporation of Habersham Bancorp:
ARTICLE 5B
     (a) The Corporation shall also be authorized to issue 10,000,000 shares of preferred stock, no par value (“Preferred Stock”).
     (b) The Board of Directors of the Company is hereby granted the authority, subject to the provisions of this Article 5B and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.
     (c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii)	Any other relative rights, preferences and limitations of that series.
     (d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Company to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Company shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Company.

Appendix B
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions
on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative

Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive
Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

HABERSHAM BANCORP
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 17, 2008
     The undersigned shareholder of Habersham Bancorp (the “Company”) hereby appoints David D. Stovall and Edward D. Ariail as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at the Central Office of the Company, 282 Historic Highway 441 North, Cornelia, Georgia on December 17, 2008 at 4:00 p.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:
To amend the Articles of Incorporation to approve a proposed amendment to the Company’s Amended and Restated Articles of Incorporation authorizing a class of 10,000,000 shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

FOR the proposed amendment to the Amended and Restated Articles of Incorporation	AGAINST the proposed amendment to the Amended and Restated Articles of Incorporation	ABSTAIN

PROPOSAL 2:	To authorize management of the Company to adjourn the Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Meeting.

FOR authority to adjourn the Meeting	AGAINST authority to adjourn the Meeting	ABSTAIN
     This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Dated:		,	2008

(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)
     If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian, or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.
     Please mark, date, and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.
PLEASE RETURN PROXY AS SOON AS POSSIBLE